[Letterhead of Rhoads & Sinon LLP]

Exhibit 8.2

June 26, 2007

Tax Opinion and Consent

Board of Directors

Factory Point Bancorp, Inc.

4928 Main Street

Manchester Center, Vermont 05255

Ladies and Gentlemen:

We have been requested to provide this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Factory Point Bancorp, Inc., a Delaware corporation (“Factory Point”), will merge with and into Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire Hills”), in accordance with the provisions of the Agreement and Plan of Merger dated as of May 14, 2007 between the parties (the “Merger Agreement”).

The Merger is structured as a statutory merger with Berkshire Hills surviving the Merger, for the consideration payable to Factory Point shareholders as described in Article II of the Merger Agreement.  In connection with the Merger, Berkshire Hills desires to merge The Factory Point National Bank of Manchester Center, a national banking association and wholly-owned subsidiary of Factory Point, into Berkshire Bank, a Massachusetts chartered savings bank and wholly-owned subsidiary of Berkshire Hills.  Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

We have acted as counsel to Factory Point in connection with the Merger.  As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

(i)                                     the Form S-4 Registration Statement filed on or about the date hereof by Berkshire Hills with the Securities and Exchange Commission in connection with the Merger, including the Joint Proxy statement/Prospectus contained therein (the “Registration Statement”);

(ii)                                  the Merger Agreement;

June 26, 2007

(iii)                               tax representation certificates/letters of the Presidents and Chief Executive Officers of Berkshire Hills and Factory Point, each dated as of the date hereof, relating to factual matters surrounding the Merger which are necessary to our rendering of the opinions below; and

(iv)                              such other instruments and documents related to Berkshire Hills, Factory Point and their affiliated companies as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

(a)                                  original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(b)                                 any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

(c)                                  the Merger will be consummated pursuant to the Merger Agreement which shall remain in full force and effect without amendment thereto;

(d)                                 at all relevant times prior to and through the Effective Time: (i) Berkshire Hills has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Berkshire Hills does not have a plan or intention, directly or through a related party, to acquire any Berkshire Hills stock issued in the Merger other than pursuant to an open market broker facilitated share repurchase program described in Revenue Ruling 99-58; and

(e)                                  at all relevant times prior to and through the Effective Time: (i) Factory Point has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code; (ii) no outstanding indebtedness of Factory Point has represented or will represent equity for tax purposes; (iii) no outstanding equity of Factory Point has represented or will represent indebtedness for tax purposes; and (iv) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Factory Point common stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

June 26, 2007

Based on the foregoing, and subject to the analysis, qualifications, and assumptions set forth herein, and assuming the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that, under present United States federal income tax law:

1.                                       The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (Section 368(a)(1)(A)).

2.                                       Berkshire Hills and Factory Point will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinions set forth above.  Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger.  In reviewing this tax opinion, you should be aware that the opinions set forth above represent our conclusions regarding the application of existing United States federal income tax law to the instant transaction.  If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable in whole or in part.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This tax opinion is being delivered to, and for the benefit of, the Board of Directors of Factory Point in order to express our opinions as to the material United States federal income tax consequences of the Merger.

June 26, 2007

We express no opinion as to the United States federal income tax consequences of the Merger to shareholders subject to special treatment under United States federal income tax laws (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of Factory Point common stock in qualified retirement plans or programs, persons who acquired their shares of Factory Point common stock as compensation and persons who hold shares of Factory Point common stock as part of a hedge, straddle, conversion or constructive sale transaction).  In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax.  The opinions expressed herein are limited to the Merger set forth in this letter and no other opinions should be inferred beyond the opinions expressly stated herein.

To ensure compliance with requirements imposed by the Treasury Department and the Service on written tax opinions pursuant to Circular 230, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Code.  Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein, then all such taxpayers, other than the recipient hereto, that reviews this information, should seek advice based upon that taxpayer’s circumstances from an independent tax advisor with respect to any federal tax or transactional matter discussed herein.

This opinion is rendered solely for your benefit and the opinions set forth herein may not be relied upon by any other entity or person without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Rhoads & Sinon LLP

RHOADS & SINON LLP